                                                                     EXHIBIT 2.1

                        ASSET PURCHASE AND SALE AGREEMENT

         This Asset Purchase and Sale Agreement ("Agreement") is dated as of May 31, 2000 by and among Seramed, Inc., a Delaware corporation ("Seramed"), Allied Plasma Products, Inc., a Delaware corporation ("Allied"), Nations Biologics, Inc., a Louisiana corporation ("Nations"), Alameda Plasma Center, Inc., a Texas corporation ("Alameda"), MBW Enterprises, Inc., an Arizona corporation ("MBW"), American Biologics, Inc., an Oklahoma corporation ("American"), Simi Biological Resources, Inc., a Delaware corporation ("Simi"), National Biologicals, Inc., an Oklahoma corporation ("National"), Bloomington Plasma, Inc., a Nevada corporation ("Bloomington"), Seronat Plasma, Inc., a Delaware corporation ("Seronat"), Southeastern Biologics, Inc., a Louisiana corporation ("Southeastern"), Plasma Management, Inc., a Louisiana corporation ("PMI" and together with Seramed, Allied, Nations, Alameda, MBW, American, Simi, National, Bloomington, Seronat, Southeastern and PMI, collectively, the "Sellers"), each with an office located at 780 Park North Boulevard, Suite 110, Clarkston, Georgia 30021, Serologicals Royalty Company, a Delaware corporation with an office located at 900 Market Street, Suite 200, Wilmington, Delaware 19801 ("Royalty"), Serologicals Corporation, a Delaware corporation with an office located at 780 Park North Boulevard, Suite 110, Clarkston, Georgia 30021 ("Serologicals") and Aventis Bio-Services, Inc., a Delaware corporation with an office located at 1020 First Avenue, King of Prussia, PA 19406 ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, Sellers currently own and operate 47 plasma donor centers and related businesses throughout the United States;

         WHEREAS, Sellers are desirous of selling all of the plasma donor centers' and substantially all of the related businesses' assets;

         WHEREAS, Serologicals indirectly owns all outstanding shares of each Seller and Royalty, is a party to certain of the Supply Agreements (as defined in Article 1) and will be benefitted by the consummation of the transactions contemplated hereby;

         WHEREAS, Buyer desires to purchase from Sellers, Royalty and Serologicals and Sellers', Royalty and Serologicals, individually and collectively, desire to sell to Buyer, the Assets (as defined in Article 1) pursuant to the terms and conditions contained herein; and

         WHEREAS, each Seller, Royalty, Serologicals and Buyer have taken all corporate action necessary to authorize such sale and purchase; and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

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                                    ARTICLE 1
                                  DEFINITIONS

1.1 Defined Terms . As used in this Agreement, the following defined terms have the meanings indicated below:

         "Actions" means any action, claim, suit, proceeding, arbitration, mediation, investigation or audit.

         "Affiliate" means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, "control" means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

         "Agreement" means this Asset Purchase and Sale Agreement, its Exhibits, Schedules and the certificates delivered in accordance herewith and made a part hereof.

         "Arbitrator" has the meaning ascribed to it in Section 3.5(b).

         "Assets" means:

                  (A) all right, title and interest of such Seller and Serologicals in and to the contracts, agreements, arrangements, instruments and documents related to the Business, to the extent transferable or assignable, including those that are specified on Schedule 2.1(a) and those on Schedule 2.4(m);

                  (B) the machinery, equipment, furniture, fixtures, office equipment, leasehold improvements and other tangible personal property of such Seller that are specified on Schedule 2.1(B);

                  (C) all interests of such Seller in approvals, permits and applications held by such Seller that are capable of being transferred and are specified on Schedule 2.1(c);

                  (D) all source plasma donor lists and source plasma donor records in any form (including all computer records, to the extent transferable);

                  (E) all right, title and interest of such Seller under the real property leases listed on Schedule 2.l (E);


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                  (F)      the inventories (other than plasma inventories),
supplies and similar tangible assets of such Seller related to the Business that are specified on Schedule 2.1(F), which shall include all "softgoods" and other disposables;

                  (G) all goodwill of such Seller generated by the Business;

                  (H) all books, records, manuals, correspondence, production records, customer relation information of such Seller relating to the Business, copies (but not originals) of personnel files and records, and any other confidential or proprietary information pertaining to the Business, except for such as relate to such Seller's Specialty Plasma operations; and

                  (I) all other assets and properties set forth on Schedule 2.1(I) (which shall include all trade names, trademarks and servicemarks of the Business and the corporate names Seramed, Inc., Nations Biologics, Inc. and Allied Plasma Products, Inc.).

         "Assumed Liabilities" means the obligations first occurring or arising after the Closing Date under the agreements assumed by Buyer and set forth on
Schedule 2.2 irrespective of when such obligations become known to Sellers or Buyer.

         "Assumption Documents" means the assignment and assumption agreements relating to the Lease Agreements, the Supply Agreements and all other Contracts. For avoidance of doubt, the assignment and assumption agreements become effective on the Closing Date and are contingent upon Closing.

         "Big Five Accounting Firm" has the meaning ascribed to it in Section 3.5(b).

         "Bowles Hollowell Conner" means that firm located at First Union Capital Markets Corp., 101 South Tryon Street, 40th Floor, Charlotte, North Carolina and retained by Serologicals and Sellers to act on their behalf in connection with the sale of the Assets.

         "Business" means, Sellers' entire plasma donor business conducted at the Donor Centers as in effect on the Closing Date and includes Serologicals' interest in the Alpha Contract . For avoidance of doubt, Business does not include Sellers' or Serologicals' Specialty Plasma business.

         "Closing" means the consummation of the transactions contemplated by
Article 2. For avoidance of doubt, Closing shall not occur unless and until satisfaction (or waiver) of all conditions precedent set forth in Articles 6 and 7.

         "Closing Date" has the meaning ascribed to it in Section 2.1.

         "COBRA" means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (section 4980B of the Code and sections 601 through 608 of ERISA), as amended, and the rules and regulations promulgated thereunder.


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         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Confidentiality Agreement" means the September 20, 1999 letter agreement between Centeon Bio-Services, Inc., predecessor to Aventis Bio-Services, Inc., Serologicals and Bowles Hollowell Conner. A copy of the Confidentiality Agreement is set forth as Exhibit 13.6.

         "Confidential Information" has the meaning ascribed to it in the Confidentiality Agreement.

         "Contracts" means each contract, agreement, arrangement and other instrument to which a Seller is a party or by which it or any of its assets are bound that involves payment over the remaining term of such contract, agreement, arrangement or other instrument of more than $50,000 or requires the Business to provide goods or services worth more than $50,000 and which in each case is not cancellable upon forty-five (45) days' notice or less without penalty, and with respect to Serologicals, the December 15, 1998 Master Agreement for the Purchase and Sale of Blood Plasma with Alpha Therapeutics Corp., as amended to date (the "Alpha Contract"). All such Contracts are listed on Schedule 2.4(m).

         "Corporate Documents" means the certificate of incorporation and by-laws of a Delaware corporation or the equivalent documents of any other entity organized under other Laws.

         "Disputed Matters" has the meaning ascribed to it in Section 3.5(b).

         "DOJ" means the antitrust division of the United States Department of Justice.

         "Donor Centers" means each of Sellers' 47 source plasma donor collection centers listed on Schedule 2.4(z).

         "Donor Records" means the information maintained by Sellers in Sellers' ordinary course of business concerning such donors and deferred source plasma donors who have attended or otherwise transacted business including, without limitation, the donation of source plasma, at the Donor Centers and all Donor Records maintained on computer files.

         "Employee Benefit Plans" means an employee benefit plan as defined in ERISA.

         "Environmental Laws" means any applicable federal, state or local laws, statutes, rules, regulations, orders, consent decrees, judgments, permits or licenses, presently in effect, relating to prevention, remediation, reduction or control of pollution, or protection of the environment, natural resources and/or human health and safety.

         "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.


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         "ERISA Affiliate" means Serologicals and any other Person regarded as a single employer with any Seller under Section 414(b), (c), (m) or (o) of the Code.

         "Estimated Payment" means the amount equal to 80% of the Working Capital determined pursuant to a certificate given to Buyer at Closing by the Sellers.

         "Excluded Assets" means Sellers' (i) claims, indemnity rights, causes of action, choses in action or other rights, whether matured or unmatured, contingent or noncontingent, direct or indirect, relating to or arising from the period (a) on or before the Closing Date and, with respect to the other Excluded Assets, (b) after the Closing Date; (ii) Tax refunds, credits or claims therefor except to the extent Buyer or any Affiliate of Buyer has paid the Tax in question; (iii) Sellers' trademarks, servicemarks and tradenames (other than included on Schedule 2.1 (I)) and Sellers' standard operating procedures; (iv) cash other than the cash physically at Donor Centers, short term investments and other cash equivalents; (v) accounts receivable; (vi) the corporate seal, certificate of incorporation, minute books, stock books, books of account or other records having to do with each Seller's corporate organization; (vii) prepaid expenses, advances or deposits but only to the extent relating to the Excluded Assets; (viii) books, records, files and data but only to the extent related to the Excluded Assets or to Sellers' policies or procedures which are not in any manner applicable to the Business; (ix) all Specialty Plasma inventories, donor records and files and red cell immunizations which do not otherwise relate to the Business; (x) security bonds; (xi) all assets of Serologicals other than the Alpha Contract; (xii) regulatory licenses to the extent related to Specialty Plasma, (xiii) all plasma inventories , (xiv) original employee personnel files and records and (xv) those assets set forth on
Schedule 2.1(f).

         "FDA" means the United States Food and Drug Administration.

         "Financial Statements" means the unaudited consolidated balance sheet of Seramed as of December 28, 1997, December 27, 1998 and December 26, 1999 and the related results of operations for the years then ended. The Financial Statements are consolidated to include the relevant data for each of the other Sellers. The Financial Statements are set forth on Schedule 4.5.

         "FTC" means the United States Federal Trade Commission.

         "GAAP" means generally accepted accounting principles consistently applied in the United States as in effect on the Closing Date.

         "GHA" means the German Health Authority.

         "Governmental Body" means any federal, state, municipal or local court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any domestic state, county, city or other political subdivision including, but not limited to, any quasi-governmental or corporate body exercising any regulatory or taxing authority thereunder.


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         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended.

         "HSR Filing" means the filing of the applicable information required by the HSR Act.

         "Intellectual Property" means the intellectual property of Royalty set forth on Schedule 4.10.

         "IRS" means the United States Internal Revenue Service.

         "Landlord Letters" means, collectively, letters signed by each landlord under each Lease Agreement substantially in the form attached hereto as Exhibit 2.4(h), in which such landlords consent to the assignment of the related lease, if required, and waive any lien on the Assets.

         "Laws" means all laws, statutes, rules, rulings, regulations, ordinances and other pronouncements having the effect of law of the United States, any domestic state, county, city or other political subdivision or of any Governmental Body including, but not limited to, pronouncements passed upon by a quasi-governmental body.

         "Lease Agreements" means, collectively, the agreements assumed by Buyer pursuant to the Assumption Documents.

         "License Agreement" means that certain agreement between Buyer and Seramed executed concurrently herewith. For avoidance of doubt, the License Agreement becomes effective on the Closing Date and is contingent upon Closing. A copy of the License Agreement is set forth as Exhibit 2.4(bb).

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract, option or other contract to give rise to any of the foregoing.

         "Loss" means any and all claims, actions, proceedings, fines, penalties, losses, damages, deficiencies, expenses and liabilities (including, without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

         "Material Adverse Effect" means any event, circumstance or condition that, individually or when aggregated with all other similar events, circumstances or conditions could reasonably be expected to have, or has had, a material adverse effect on: (i) the business, property, operations, condition (financial or otherwise) or results of operations of all of the Sellers, taken as a whole, or (ii) the Assets; provided, however, that notwithstanding the foregoing, Material Adverse Effect solely as it is used in Sections 4.11 and
4.13 during the first 100 calendar days following the Closing Date shall mean any event, circumstance or condition that, individually or


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when aggregated with all other similar events, circumstances or conditions could reasonably be expected to have, or has had, Special Losses in aggregate of $500,000 or more.

         "Non-competition Agreement" means the agreement dated concurrent herewith in the form attached hereto as Exhibit 2.4 (ee). For avoidance of doubt, the Non-competition Agreement becomes effective on the Closing Date and is contingent on the Closing Date.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Body (in each such case whether preliminary or final).

         "Permits" means any permit, license, approval, certification, endorsement or qualification of any Governmental Body necessary for the operation of the Business. Sellers' and Serologicals Permits are set forth as
Exhibit 4.12.

         "Permitted Liens" means (a) such liens or other encumbrances specifically set forth on Schedule 4.6(a), (b) liens for current Taxes not yet delinquent, or for taxes for which adequate reserves have been recorded in accordance with U.S. generally accepted accounting principles, (c) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, equipment leases with third parties entered into in the ordinary course of business and (d) encumbrances which individually or in the aggregate do not have a Material Adverse Effect.

         "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Body.

         "Plasma Purchaser" means, individually, the purchaser of source plasma under each Supply Agreement.

         "Plasma Purchaser Letters" means, collectively, the letters in the form attached hereto as Exhibit 2.4 signed by each Plasma Purchaser, in which such Plasma Purchaser, signed on or prior to the Closing Date, consents to the transfer of the Assets and waives, with prejudice, all rights of first refusal and similar rights.

         "Post-Closing Adjustment" means the amount of money, if any, to be paid by either Sellers or Buyer as determined pursuant to Section 3.5.

         "Purchase Price" has the meaning ascribed to it in Section 3.1.

         "QPP Certified" means that certain designation from the American Blood Resources Association ("ABRA") that the relevant Donor Center complies with ABRA's most current requirements as to plasma collection safety and quality.

         "Related Agreements" has the meaning ascribed to it in Section 4.2.


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         "Related Expenses" means, collectively, expenses as incurred in connection with investigating, defending or asserting any Action incident to any matter indemnified against hereunder, including, without limitation, court filing fees, court costs, arbitration fees and costs, witness fees, reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals reasonably required in connection therewith.

         "Retained Liabilities" means all liabilities of Sellers, Serologicals and Royalty, whether accrued, absolute or contingent, recorded or unrecorded or otherwise, that are not Assumed Liabilities; provided that liabilities to the extent attributable to environmental matters shall not be "Retained Liabilities."

         "Retention Agreements" means, collectively, those agreements each dated September 1, 1999, between Serologicals and certain of Sellers' or Serologicals' employees concerning the conditional payment of a retention bonus. A representative copy of the Retention Agreements is set forth as Exhibit 2.3(a) and an index of the Retention Agreements is set forth as Exhibit 2.3(a)(i).

         "Sellers' Employees" means a regular employee actively employed by a Seller immediately prior to Closing solely in connection with the operation of one or more Donor Centers or otherwise solely in connection with the Business.

         "Serologicals Financial Statements" means the audited financial statements of Serologicals as of December 28, 1997, December 27, 1998 and December 26, 1999 and for the periods then ended. The Serologicals Financial Statements are set forth on Schedule 4.5.

         "Severance Agreements" means, collectively, those agreements each dated September 1, 1999 between Serologicals and certain of Sellers' employees concerning the conditional payment of various severance benefits. A representative copy of the Severance Agreements is set forth as Exhibit 2.3(b) and an index of the Severance Agreements is set forth as Exhibit 2.3(b)(i).

         "Special Losses" means direct out-of-pocket costs to the Buyer, but shall not include any special, punitive, consequential or exemplary damages.

         "Specialty Plasma" means plasma other than normal source plasma, including, without limitation, anti-HBs, anti-D, Rabies, Tetanus, CMV, VSV and RSV.

         "Specialty Plasma Purchase Agreement" means the plasma purchase agreement between Buyer and Serologicals, Inc. dated concurrent herewith in the form attached hereto as Exhibit 2.4(z). For avoidance of doubt, the Specialty Plasma Purchase Agreement becomes effective on the Closing Date and is contingent upon Closing.

         "Supply Agreements" means the Supply Agreements attached to Schedule
2.2.


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         "Taxes" means all governmental taxes, levies, imposts, duties, license and registration fees, charges or with-holdings of any nature whatsoever, including interest, penalties and fines thereon, assessed or assessable by any United States federal, state or local entity, or by any other Governmental Body.

         "Transfer Documents" means such assignments, bills of sale and other documents as are necessary to convey, assign and transfer the Assets to Buyer unencumbered and otherwise in conformance with Law.

         "Transferred Employee" means an individual employed by a Seller before Closing who is employed by Buyer after Closing pursuant to Section 9.2.

         "Transition Services Agreement" means the agreement between Buyer and Serologicals dated concurrent herewith and attached hereto as Exhibit 2.4(aa). For avoidance of doubt, the Transition Services Agreement becomes effective on the Closing Date and is contingent upon Closing.

         "Working Capital" means, to the extent they are acquired or to be acquired by Buyer, the current assets (including but not limited to inventories (other than plasma inventories), cash on hand physically at the Donor Centers, supplies, loans to Sellers' employees, deposits and prepaid expenses) of the Business calculated in accordance with GAAP.

1.2 Construction of Certain Terms and Phrases . Unless the context of this Agreement otherwise requires, (i) words of any gender include each gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; and (iv) the term "Article" refers to the specified Article of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                    ARTICLE 2
                           SALE OF ASSETS AND CLOSING

2.1 Sale and Purchase of Assets . On the terms and subject to the conditions of this Agreement and the transactions contemplated hereby, at Closing Sellers will sell, convey, transfer, assign and deliver and Buyer will purchase, receive and acquire all of each Seller's right, title and interest in and to the Assets (other than the Excluded Assets), wherever located, and Serologicals will sell, convey, transfer, assign and deliver and Buyer will purchase, receive and acquire all of Serologicals' right, title and interest in and to the Alpha Contract and Royalty will sell, convey, transfer, assign and deliver and Buyer will purchase, receive and acquire all of Royalty's right, title and interest in and to the Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens. The Closing shall become effective upon, and is subject to, the satisfaction of all of the conditions precedent listed in Articles 6 and 7 (the "Closing Date"),


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and shall occur at the offices of Swidler Berlin Shereff Friedman, LLP, 405
Lexington Avenue, New York, New York 10174 effective at 11:59 PM at such date as may be mutually agreed upon by the parties.

2.2 Assumption of Liabilities . At Closing, Buyer will assume the Assumed Liabilities.

2.3 Retention of Liabilities . Subject to Article XI, Sellers will retain all of the Retained Liabilities and Serologicals will retain all of the Retained Liabilities which relate solely to the Alpha Contract.

2.4 Transactions at Closing . On the Closing Date, at the place of Closing, the following transactions shall be effected:


         (a) Closing Certificates. An authorized officer of Buyer shall execute and deliver to Sellers a certificate stating that the conditions set forth in Sections 7.2 and 7.3 have been fulfilled or waived, and that all corporate action necessary to authorize and effect the Agreement and the transactions contemplated hereby has been taken. A form of Buyer's certificate is set forth as Exhibit 2.4(d).

         (b) Consent of Directors of Buyer. Buyer shall deliver to Sellers a certified copy of the resolution adopted by its directors authorizing the transactions contemplated hereby and its power to enter into such transactions. A certified copy of Buyer's resolution is attached hereto as Exhibit 2.4(e).

         (c) Buyer's Good Standing Certificate. Buyer shall deliver to Sellers a certificate of good standing certified by the Secretary of State of Buyer's jurisdiction of incorporation.

         (d) Incumbency Certificate of Buyer. Buyer shall deliver to Sellers an incumbency certificate, containing a certification as to the names and specimen signatures of the persons authorized to sign on its behalf, executed by an executive officer. A form of Buyer's incumbency certificate is attached hereto as Exhibit 2.4(i).

         (e) Opinion of Buyer's Counsel. Buyer's counsel shall deliver to Sellers an executed copy of the opinion set forth on Exhibit 2.4(k) and dated the Closing Date.


         (f) Assets. Each Seller, Royalty and Serologicals shall deliver such bills of sale and other documents to evidence, in compliance with Law, the sale of and title to the Assets. Delivery of the Assets relating to the Sellers shall be effected at the place or places in which each Seller is using or have used the Assets in the ordinary course of the Business.


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         (g)      Insurance. Sellers shall deliver to Buyer a certificate
                  evidencing tail insurance covering three years from the Closing Date.

         (h) Landlord Letters. Each relevant Seller shall deliver to Buyer the Landlord Letters and the Landlord Letters shall become effective.

         (i) Lien Waivers. Each Seller shall deliver to Buyer waivers of any and all Liens, other than Permitted Liens, in a form and manner reasonably satisfactory to Buyer.

         (j) Severance of Sellers' Employees. Each Seller shall prepare and execute a letter consistent with Sections 9.2 and 9.3 and stating, among other things, that each Seller has, at its sole cost and expense, severed all Seller Employees. Buyer shall prepare and execute a letter stating that Buyer is offering employment to such employees, other than employees specified on Schedule 9.2, consistent with the terms specified in Sections 9.2 and 9.3. Each party will allow the other the opportunity to comment on such letter in advance of its delivery.

         (k) Name Change. Each of Seramed, Allied and Nations shall deliver to Buyer a certified copy of its respective amended certificate of incorporation which changes such Seller's name to a name which does not resemble its present name. Such amendment shall, prior thereto, be filed with the Secretary of State of the state in which such Seller is incorporated.

         (l) Closing Certificates. An authorized officer of each Seller, Royalty and Serologicals shall execute and deliver to Buyer a certificate stating that the conditions set forth in Sections
                  6.2 and 6.3 have been fulfilled or waived, and that all corporate action necessary to authorize and effect the Agreement and the transactions contemplated hereby has been taken. Forms of each Seller's, Royalty's and Serologicals' certificates are set forth as Exhibit 2.4(s).

         (m) Consent of Directors of Sellers, Royalty and Serologicals. Each Seller, Royalty and Serologicals shall deliver to Buyer a certified copy of the resolution adopted by its respective directors authorizing the transactions contemplated hereby and its power to enter into such transactions. A certified copy of each Seller's, Royalty's and Serologicals' resolutions are attached hereto as Exhibit 2.4(t).

         (n) Good Standing Certificate of Sellers, Royalty and Serologicals. Each Seller, Royalty and Serologicals shall deliver to Buyer a certificate of good standing certified by the Secretary of State of each Seller's, Royalty's and Serologicals' jurisdiction of incorporation.

         (o) Incumbency Certificate of Sellers, Royalty and Serologicals. Each Seller, Royalty and Serologicals shall deliver to Buyer an incumbency certificate,


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

                  containing a certification as to the name and specimen signature of the person authorized to sign on its behalf, executed by an executive officer of each Seller, Royalty and Serologicals. A form of each Seller's, Royalty's and Serologicals' incumbency certificate is attached hereto as
                  Exhibit 2.4(v).

         (p) Opinion of Sellers', Royalty's and Serologicals' Counsel. Each Seller's, Royalty's and Serologicals' counsel shall deliver to Buyer an executed copy of the opinion set forth on Exhibit 2.4(w) and dated the Closing Date.

         (q) Consent of FTC or DOJ. Buyer shall deliver to Sellers and Sellers shall deliver to Buyer a copy of the consent or evidence of other approval, issued by FTC or DOJ (as appropriate), that the consummation of this Agreement and the transactions contemplated hereby do not contravene the HSR Act.

         (r) Assumption Documents. Buyer shall deliver to Sellers, Royalty and Serologicals and Sellers, Royalty and Serologicals shall deliver to Buyer the Assumption Documents and the Assumption Documents shall become effective.

         (s) Specialty Plasma Purchase Agreement. The Specialty Plasma Purchase Agreement shall become effective.

         (t) Transition Services Agreement. Buyer shall deliver to Serologicals and Serologicals shall deliver to Buyer the Transition Services Agreement and the Transition Services Agreement shall become effective.

         (u) License Agreement. The License Agreement shall become effective.

         (v) Press Release. Each party may issue a press release or other announcement upon Closing after review of such press release by the other party.

         (w) Other Documents. The parties shall execute and deliver such other documents and instruments as may be reasonable to effect and confirm the transactions contemplated hereby.

         (x) Non-competition Agreement. The Non-competition Agreement shall become effective.

         (y) Letter Agreement. A letter agreement in the form of Exhibit 2.4(y) hereto shall become effective.


                                    ARTICLE 3
                                 PURCHASE PRICE


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

3.1 Amount. The aggregate purchase price ("Purchase Price") for the Assets shall be an amount equal to the sum of (i) Twenty Million Dollars ($20,000,000) and (ii) the Estimated Payment, plus or minus the Post-Closing Adjustment.

3.2 Payment of Purchase Price. The sum of $20,000,000 and the Estimated Payment is payable in full at Closing by wire transfer to Sellers pursuant to wire transfer instructions to be delivered to Buyer at Closing.

3.3 Allocation of Purchase Price. The consideration provided for herein shall be allocated among the Assets in the manner required by Treasury Regulations ss.1.1060-1T (or any applicable successor provision) and as mutually agreed among the Buyer and the Sellers. The Buyer will submit to the Sellers a proposed allocation (the "Proposed Allocation") within thirty (30) days after the payment of the Post-Closing Adjustment. If any Seller does not notify the Buyer within thirty (30) days of receipt of the Proposed Allocation of any disagreement with the Proposed Allocation, then the Proposed Allocation shall become the final allocation (the "Allocation"). If any Seller notifies the Buyer within such thirty (30) day period (the "Allocation Notice") of their disagreement with the Proposed Allocation then the Sellers and the Buyer shall in good faith attempt to resolve their disagreement. If such disagreement is not resolved within twenty (20) days from the delivery of the Allocation Notice then such disagreement shall be resolved by a nationally recognized independent accounting firm jointly selected by the Sellers on the one hand and the Buyer on the other. In the event the allocation is determined after delivery of the Allocation Notice either by discussions among the Sellers and the Buyer or by an accounting firm selected in the manner herein provided then such allocation shall become the Allocation. The Buyer and the Sellers agree that, except as otherwise required by law, (i) the Allocation shall be binding on the Buyer and the Sellers for all federal, state and local tax purposes and (ii) the Buyer and the Sellers shall file with their respective federal income tax returns consistent IRS Forms 8594-Asset Acquisition Statements Under Section 1060 of the Code, including any required amendment thereto which shall reflect the allocations set forth in the Allocation. The parties acknowledge that the allocation of consideration provided for in the Allocation will be reasonable.

3.4 Taxes and Fees. Buyer will pay any sales, use, transfer, documentary or other Tax and recording and filing fees applicable to the transfer of the Assets to Buyer at Closing.

3.5      Post Closing Adjustment.

         (a) The Sellers shall deliver a certificate to the Buyer at closing specifying the Working Capital as of March 26, 2000 and the calculation thereof in reasonable detail. Within 90 days after the Closing Date, the Sellers shall prepare in accordance with GAAP, a certificate setting forth the (i) actual Working Capital as of the Closing Date and (ii) the amount by which the actual Working Capital is greater than or less than the Estimated Payment by subtracting the Estimated Payment from the actual Working Capital (the "Post Closing Adjustment").

         (b) The Buyer shall notify the Seller within ten (10) days of receiving notice of the amount of the Post Closing Adjustment if it disputes such Post Closing Adjustment. Any such matters ("Disputed Matters") shall be submitted first to the Controller of Buyer and the Chief Financial Officer of Serologicals within 30 days after such notice. If they are unable to resolve the Disputed Matters within 30 days after the matter is submitted to them, then the Disputed Matters shall be submitted to arbitration in New York, New York within 20 days after the expiration of the period provided to the Controller and the Chief Financial Officer to effect a resolution. The arbitrator (the "Arbitrator") shall be any one of the nationally recognized independent accounting firms which is on the date hereof among the five largest such firms (the "Big Five Accounting Firms"), and as mutually agreed to by Buyer and Sellers, provided that no such Big Five Accounting Firm has an existing relationship with Buyer, any Seller or Serologicals. Any reference herein to the Big Five Accounting Firms shall be deemed to include a reference to any member or employee thereof (who is a certified public accountant) which any such firm may designate as the Arbitrator on its behalf. If Sellers and Buyer shall have failed to agree upon the selection of the Arbitrator within such 20 day period or any such Arbitrator selected by them shall not have agreed to perform the services called for hereunder, the Arbitrator shall thereupon be one of the Big Five Accounting Firms or any member thereof which or who may be willing to perform such services selected jointly by the Buyer's and Serologicals' independent auditors, other than any such firm which is then employed by the Buyer, any Seller, Royalty, Serologicals or any Affiliate of any of the foregoing. The Arbitrator shall consider only the Disputed Matters. The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the parties hereto and shall not be appealable to any court. The costs and expenses of the Arbitrator shall be borne by the parties in proportion to each party's initial position relative to the outcome.

         (c) If the Post Closing Adjustment is not in dispute or at such time as the Post Closing Adjustment is agreed upon by the parties or is otherwise resolved by an Arbitrator, the parties shall pay the Post Closing Adjustment as follows:

                  (i) If the Post-Closing Adjustment is negative, then Sellers shall pay the Buyer the absolute value of the Post-Closing Adjustment; or

                  (ii) If the Post-Closing Adjustment is positive, then the Buyer shall pay Sellers such Post-Closing Adjustment.

         (d) The party obligated to pay the Post-Closing Adjustment shall make such payment in immediately available funds within 10 days of such determination pursuant to Section 3.5 (c) above.

                                    ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF SELLERS, ROYALTY AND
                                  SEROLOGICALS

         In order to induce Buyer to enter into this Agreement and the transactions contemplated hereby, each Seller and Serologicals jointly and severally, and Royalty severally but not jointly as to itself, represents and warrants to Buyer that the following representations and warranties are true and complete.

4.1 Power. Each Seller, Royalty and Serologicals has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions and agreements contemplated hereby, including without limitation, to own, hold, sell and transfer the Assets.

4.2 Authority. The execution and delivery of this Agreement and the documents contemplated hereby that are attached hereto or listed as exhibits hereto or otherwise referred to herein as being entered into by the parties in connection herewith (the "Related Agreements") by each Seller, Royalty and Serologicals, and the performance by each Seller, Royalty and Serologicals of its obligations hereunder and thereunder, have been duly and validly authorized by the Boards of Directors of each Seller, Royalty and Serologicals, respectively, and the stockholders of each Seller and Royalty, and no other corporate or other legal action on the part of a Seller, Royalty or Serologicals or their respective stockholders being necessary. This Agreement and the Related Agreements have been duly and validly executed and delivered by each Seller, Royalty and Serologicals, as appropriate, and constitute legal, valid and binding obligations of each Seller, Royalty and Serologicals enforceable against each of them in accordance with their terms.

4.3 Organization of each Seller, Royalty and Serologicals. Each Seller, Royalty and Serologicals is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization which is specified opposite its name on Schedule 4.3. Each Seller has full corporate power to own, lease and operate the Assets, and to conduct the Business as and to the extent now conducted. Royalty has full power to own the Assets as set forth on Schedule 4.10. Each Seller has all necessary Permits to own, lease and operate the Assets, and to conduct the Business as and to the extent now conducted except where the absence of which will not have a Material Adverse Effect. Each Seller is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the character or location of the Assets or conduct of the Business requires such qualification or good standing, except where such failure to qualify or be in good standing would not have a Material Adverse Effect. Each Seller, Royalty and Serologicals has delivered to Buyer true and complete copies of its Articles of Incorporation and By-laws as in effect on the date hereof. Each Seller (other than Seramed) is a direct or indirect wholly-owned subsidiary of Seramed.

4.4 No Conflicts. The execution, delivery or performance by each Seller, Royalty and Serologicals of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not: (a) violate or conflict with or result in a breach of any of the terms, conditions or provisions of its respective Corporate Documents; (b) except with respect to compliance with, and filings under, the HSR Act, if applicable; except as set forth on Schedule 4.4, require any filing with, or permit, authorization, consent or approval of, any Governmental Body; (c) except as set forth on
Schedule 4.4, result in an unwaived violation or breach of, or constitute (with or without due notice or lapse of time or both) an unwaived default (or give rise to any right of termination, amendment, cancellation, acceleration or modification) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Serologicals, Royalty or such Seller is a party or by which any of its respective properties or assets may be bound; (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Serologicals, Royalty or such Seller or any of its respective properties or assets or (e) result in the creation or imposition of any lien upon a Seller or any of its assets or properties under any Contract, Permit or other arrangement to which it is a party or by which any of its respective assets and properties is bound, except in the case of (b), (c), (d) and (e) where such non-compliance, violation, breach, default or failure to file or obtain consent or approval would not result in a Material Adverse Effect.

4.5      Financial Statements.

         (a) Copies of the Financial Statements and the Serologicals Financial Statements are annexed as Schedule 4.5 hereto. The Financial Statements are true and accurate in all material respects, are in accordance with the books and records of the Sellers and although the Financial Statements are not audited and do not contain the footnotes or statements of stockholders equity and cash flow which would be required in audited financial statements, present fairly in all material respects the consolidated financial position and related results of operations of the Sellers as of the times and for the periods referred to therein, in accordance with GAAP. The Serologicals Financial Statements are true and accurate in all material respects, are in accordance with the books and records of Serologicals and present fairly in all material respects the consolidated financial position and related results of operations of Serologicals as of the times and for the periods referred to therein, in accordance with GAAP.

         (b) Since December 26, 1999, except as reflected in the Financial Statements, there has been no change in the Business, operations or condition (financial or otherwise) of any Seller or in its respective Assets except for a change which does not have a Material Adverse Effect.

         (c) Except as set forth on Schedule 4.5(c), no Seller has any debt, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not the amount thereof is readily ascertainable, that are not reflected as a liability in the most recent Financial Statements except for liabilities incurred by such Seller in the ordinary course of business consistent with past practices since the date of the most recent Financial Statements.

4.6      Assets Generally.

         (a) Sellers, Royalty and Serologicals own all of the Assets free and clear of all Liens of any nature whatsoever except for Permitted Liens and the Lien set forth on Schedule 4.6(b) which Lien shall be released at Closing.

         (b) All of the equipment and tangible property included in the Assets and material to the operation of the Business is in working order and usable in the ordinary course of business and all necessary routine maintenance thereon has been performed.

         (c) The Donor Records (individually and in the aggregate) are materially accurate and complete and are otherwise materially in compliance with Law and were created and maintained in Seller's ordinary course of business.

         (d) With respect to the leased real properties described in the Lease Agreements:

                  (i) each Lease Agreement is in full force and effect and has not been assigned, modified, supplemented or amended and neither any Seller nor the landlord or sublandlord under any Lease Agreement is in default under any of the Lease Agreements, and no Seller has received notice of a breach thereof;

                  (ii) except as set forth on Schedule 4.6(d)(ii), the improvements and space required to be furnished by the terms of each Lease Agreement have been completed in all material respects and there are no payments due and no payments will become due from any Seller to any landlord under the Lease Agreements in connection with the work performed or to be performed in or to any of the leased premises, other than payments not in excess of $150,000 in the aggregate;

                  (iii) all rent payable under each Lease Agreement has been paid to and including the date of this Agreement and, except as set forth on Schedule 4.6(d)(iii)(a), there has been no prepayment of rent beyond the payment due on the aforesaid date. Except as set forth on
                           Schedule 4.6(d)(iii)(b), no Seller has paid any security deposits, and none is required to be paid, under any of the Leases, and no Seller is entitled to any credit, setoff, deduction or counterclaim with respect to the rent payable under any Lease; and

                  (iv) except as set forth on Schedule 4.6(d)(iv), no Seller has made any improvements, alterations, changes or conversions to the real property that is under a Lease Agreement which it will be obligated, upon termination of the respective Lease Agreement, to bring back to its original condition or for which it will have to compensate the landlord, other than those which would not have a Material Adverse Effect.

4.7 No Repossession. No Seller has received notice from any lessor or lienholder with respect to any Asset or from any other Person, of any claim of breach or violation of any Lease Agreement, covenant, Permit or other rule or regulation on or applicable to such Asset that a Seller reasonably expects to result in the repossession or similar taking of such Asset from such Seller or Buyer or otherwise to impair such Seller's or Buyer's use thereof in the present or future conduct of the Business, other than those that would not have a Material Adverse Effect.

4.8 No Condemnation. There is no pending or, to Sellers' knowledge, threatened condemnation or eminent domain proceeding or similar taking, or sale or other disposition in lieu thereof, affecting the Donor Centers or any portion thereof. No Seller has received any notice from any lessor or from any other Person, of any claim of breach or violation of any mortgage, easement, lease, Permit, zoning or other rule or regulation on or applicable to each such property that such Seller reasonably believes will result in the condemnation, foreclosure or similar taking of any such property from the lessor, the eviction of such Seller therefrom or otherwise impair such Seller's or Buyer's use thereof in the present or future conduct of the Business or in the termination of any Lease Agreement, other than those that would not have a Material Adverse Effect.

4.9 Contracts. Except as set forth on Schedule 4.9, each of the Contracts is in full force and effect and enforceable in accordance with its terms. Such Seller and Serologicals (in respect of the Alpha Contract) have not received notice of cancellation of or intent to cancel, or notice to make a material modification or intent to make a material modification in, any of the Contracts. Such Seller and Serologicals (in respect of the Alpha Contract) have not received any notice of an event of default or occurrence, condition or act on the part of such Seller or Serologicals (in respect of the Alpha Contract) or on the part of the other party to such Contracts which constitutes or would constitute (with notice or lapse of time or both) a breach under, or cause or permit acceleration of, any obligation of such Seller. Except as set forth on
Schedule 4.9, no consent of any other party to any of the Contracts is required in connection with the execution, delivery and performance of this Agreement by such Seller or Serologicals (in respect of the Alpha Contract). Neither such Seller nor any of its Affiliates is a party to a Contract with a third party concerning the acquisition of such Seller, the Assets or the Business.

4.10 Intellectual Property Rights. Royalty is the sole owner of and has all right, title and interest in and to each item of Intellectual Property, provided that the foregoing shall not be deemed to include any representation as to the validity of the Intellectual Property. There are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by any Seller in respect of the Intellectual Property. Royalty has taken reasonable security measures to protect the secrecy, confidentiality and value of its Intellectual Property. No Seller or Royalty has received notice that it is infringing any intellectual property of any other Person, and no claim is pending or has been made to such effect that has not been resolved. Sellers have taken reasonable security measures to protect the secrecy, confidentiality and value of their respective trade secrets.

4.11 Environmental Matters. Except where a violation would not have a Material Adverse Effect, neither such Seller nor any properties presently owned or operated by such Seller are in violation of any Environmental Laws, and such Seller has not received any communication that alleges that such Seller is in violation of any Environmental Laws. Such Seller has all permits and licenses required under Environmental Laws in connection with the operations of such Seller's business, except where the failure to have any such permits or licenses does not have a Material Adverse Effect. Such Seller has not been named or threatened to be named a "potentially responsible party" within the meaning of CERCLA or any similar federal, state or local Law. The Buyer and each Seller agrees that notwithstanding anything herein to the contrary, the only representations and warranties of the Sellers herein as to environmental matters are those contained in this Section 4.11.

4.12 Legal Proceedings; Judgments. Except as set forth on Schedule 4.12, there are no Actions (including counterclaims) pending or, to the Sellers' knowledge, threatened against or affecting Sellers, the Assets or the Business in any court or before any arbitrator of any kind or before or by any Governmental Body which if adversely determined would have a Material Adverse Effect.

4.13 Compliance with Laws. (a) Except as set forth in Schedule 4.13(a), and except with respect to environmental matters (which are the subject of Section 4.11), the Business of such Seller has complied with all, and has not violated (in each case during the time such Seller has owned the Donor Centers) any, applicable Laws currently in effect, except where the failure to comply therewith does not, individually or in the aggregate, have a Material Adverse Effect. Without limiting the previous sentence, and solely for avoidance of doubt, each Seller operates the Business in material compliance with current Good Manufacturing Practice regulations promulgated by the FDA and in accordance with the regulations of the GHA.

         (b) Except for matters described in Schedule 4.13(b), the Business of such Seller, for the five (5) years immediately prior to the Closing (but in any event not prior to the time such Seller was owned, directly or indirectly, by Serologicals), has adhered to standard operating procedures accepted by the FDA and GHA for the products of the Business regulated by the FDA and GHA and has properly tested and/or secured appropriate testing of all of the Business' products subject to regulation by the FDA and GHA, except where the failure to do so would not have a Material Adverse Effect. Schedule 4.13(b) sets forth a true, correct and complete list of all recall letters, "warning letters", and "483s" received by such Seller and related to the Business during the five (5) year period immediately preceding the Closing.

         (c) Except as set forth on Schedule 4.13(c), each Donor Center is QPP Certified and evidence of such is set forth on Schedule 4.13(c).

4.14     Tax Matters.

         (a) Each of the statements in this Section 4.14 is qualified by the disclosures on Schedule 4.14. Each Seller has, in compliance with Law, duly and timely filed all Tax and information reports, returns and related documents required to be filed by such Seller in every jurisdiction in which the Business is conducted. Each Seller has paid or remitted to the proper Governmental Body all material Taxes which are required to be paid or remitted by Seller, and has established adequate reserves for the payment of all Taxes and other governmental charges for the current period which are not yet due. There is no omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax return filed by any Seller for any period for which the applicable statute of limitations has not expired and which would have a materially and adverse affect on the Business or the Assets. No federal, state or local Tax audits are pending and all deficiencies and assessments resulting from any examination of any Tax return of a Seller have been paid in full or have been adequately reserved for on the books of the Sellers.

         (b) No Seller, (A) to such Sellers' knowledge, has ever been a member of an affiliated group (within the meaning of Section 1504 of the Code, or any similar group as defined for state, local or foreign tax purposes) filing a consolidated federal (or combined or unitary state, local or foreign) income tax return other than a group the common parent of which is Serologicals or (B) has liability for the Taxes of any Person (other than such respective Seller and the members of the group the common parent of which is Serologicals) under Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign Law).

4.15     Employees; Labor Relations.

         (a) To Sellers' knowledge, with respect to the Business, and without limiting Section 4.13, each Seller is in material compliance with the Federal Fair Labor Standards Act and all federal, state, local and foreign Laws relating to employment discrimination, employee welfare, labor standards and other employment practices which are applicable to it. No proceedings are pending or, to the Sellers' knowledge, threatened against any Seller before any court, government agency or instrumentality or arbitrator relating to labor matters, and there is no pending investigation of any Seller by any governmental agency or, to the Sellers' knowledge, no threatened claim against any Seller by any such agency or other person relating to labor or employment matters, except such that would not have a Material Adverse Effect.

         (b) To Sellers' knowledge, all of each Seller's employees in the United States are legal citizens of the United States or otherwise are legally permitted to be employed by such Seller in the United States. Each Seller has properly withheld and timely paid all federal, state and local payroll Taxes with respect to each of its employees.

         (c) No Seller is a party to any agreement or contract with any union, labor organization, employee group or other entity or individual which affects the employment of its employees, including without limitation, any collective bargaining agreements or labor contracts. There are no current or, to Sellers' knowledge, threatened attempts to organize or establish any labor union or employee association to represent any employees of any Seller.

         (d)      Without limiting the representations and warranties made in
                  Section 4.12, no employee of any Seller has made a complaint with respect to working conditions, environment, safety, failure to pay wages due or of any similar matter, except such that would not have a Material Adverse Effect.

         (e) Each Seller's respective Employee Benefit Plans are set forth on Schedule 4.15(e). Except as set forth on Schedule 4.15(e), no Employee Benefit Plan is:

                  (i) a defined benefit pension plan or any other plan that is subject to the funding standards set forth in section 412 of the Code and section 302 of ERISA;

                  (ii)     subject to Title IV of ERISA;

                  (iii) a multi-employer plan within the meaning of sections 3(37) or 4001(a)(3) of ERISA;

                  (iv) a multiple employer welfare arrangement within the meaning of section 3(40) of ERISA; or

                  (v) a welfare benefit plan within the meaning of section 3(1) of ERISA that (x) is funded through a welfare benefit fund within the meaning of section 419(e) of the Code or (y) is otherwise funded, or provides benefits to former directors, officers, employees, or independent contractors of any Seller or ERISA Affiliate, other than pursuant to COBRA.

         (f) Without limiting Section 4.13, Sellers and their ERISA Affiliates have maintained and administered all Employee Benefit Plans in material compliance with the requirements of ERISA, the Code, and any and all other applicable Laws. Neither any Seller nor any ERISA Affiliate has engaged in any prohibited transaction under section 4975 of the Code or section 406 of ERISA with respect to any Employee Benefit Plan. Seller and their ERISA Affiliates have at all times made timely contributions to their Employee Benefit Plans. No Seller or ERISA Affiliate has any material liability with respect to any Employee Benefit Plan arising from any fine, penalty, adjudication, or other source that has not been fully satisfied. No Seller knows of any Loss relating to any Employee Benefit Plans, for which Seller may be liable. Except as set forth on Schedule 4.15, no Seller or ERISA Affiliate contributes toward the cost of continued health coverage for any Seller Employee provided under COBRA or any Law of similar effect.

4.16     No Brokers.

         (a) Other than with respect to Bowles Hollowell Conner, no Seller, Royalty or Serologicals nor any other Person acting on its or their behalf has taken any action which would give to any Person a right to a consultant's or finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement.

         (b) No broker's, finders, financial advisor's or any similar fee or commission will be incurred by or on behalf of Sellers, Royalty or Serologicals or the Business in connection with the origin, negotiation, execution or performance of this Agreement or the transactions contemplated hereby for which Buyer or any of its Affiliates or the Business shall have any liability.

4.17 Absence of Certain Payments. To the knowledge of Sellers, no Seller, nor any person acting with knowledge or authorization of a Seller on behalf of a Seller, has made any payment to or conferred any benefit, directly or indirectly, on suppliers or customers, or employees or agents of suppliers or customers, or officials or employees of any government or agency or instrument of any government (domestic or foreign) or any political party or candidate for office, which is or was unlawful.

4.18 Transactions with Affiliates. Except as set forth on Schedule 4.18, no officer or director of any of the Sellers, Royalty or Serologicals or stockholder of any of the Sellers (a) has borrowed money from, or loaned money to, a Seller, (b) is a party to any contract with a Seller, (c) owns any interest in the Assets, (d) has asserted or threatened to assert any Action against a Seller or (e) is engaged in any transaction with a Seller.

4.19 Conveyance of Assets. Except as set forth on Schedule 4.19, the Assets include all assets which are reasonably necessary for the conduct of the Business as currently conducted.

4.20 Disclosure. No representation or warranty of a Seller, Royalty or Serologicals contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

4.21 Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE 4 OR IN THE RELATED AGREEMENTS, SELLERS, ROYALTY AND SEROLOGICALS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.


                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         In order to induce each Seller, Royalty and Serologicals to enter into this Agreement and the transactions contemplated hereby, Buyer represents and warrants to each Seller, Royalty and Serologicals that the following representations and warranties are true and complete.

5.1 Power. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions and agreements contemplated hereby.

5.2 Authority. The execution and delivery of this Agreement and the Related Agreements by Buyer, and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by Buyer, and no other corporate or other legal action on the part of Buyer or its members is necessary. This Agreement and the Related Agreements have been duly and validly executed and delivered by Buyer, and constitute legal, valid and binding obligations of Buyer enforceable against it in accordance with their terms.

5.3 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.4 Funding. Buyer has available sufficient funds to enable it to make the payments required by Section 3.2 and 3.5.

5.5 No Brokers. Buyer has not taken any action which would give to any Person a right to a consultant's or finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement.

5.6 Knowledge of Buyer. The Buyer has no knowledge of the breach of any representation or warranty of the Sellers or Serologicals in Sections 4.11 or 4.13; provided, however, that this Section 5.6 shall in no way affect Buyer's indemnification rights under Article 11.

5.7 Disclosure. No representation or warranty of the Buyer contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

8        Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE 5 OR IN THE RELATED
AGREEMENTS, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.


                                    ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligation of Buyer to consummate the Agreement and the transactions contemplated hereby are subject to the fulfillment, at or before the Closing, of each of the following conditions:

6.1 Regulatory Consents and Approvals. The applicable waiting period under the HSR Act and any other relevant antitrust statute shall have expired or been terminated. All consents from Governmental Bodies (other than in respect of HSR or state antitrust statutes) and all consents under Contracts shall have been obtained, except for such consents the absence of which would not have a Material Adverse Effect.

6.2 Representations and Warranties. The representations and warranties of Serologicals, Royalty and each Seller shall be true and correct as of the date when made and as of the Closing Date as though made at that time, except (a) where the failure to be true would not have a Material Adverse Effect and (b) to the extent that the representations and warranties in Section 4.5 were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date (except where the failure to be true would not have a Material Adverse Effect), and the Buyer shall have received a certificate attesting thereto from each of Serologicals, Royalty and the Sellers signed by a duly authorized officer of Serologicals, Royalty and the Sellers, respectively.

6.3 Performance. Each Seller, Royalty and Serologicals shall have performed and complied in all material respects with each agreement, covenant, obligation and condition required by this Agreement to be so performed or complied with by Sellers, Royalty and Serologicals at or before Closing.

6.4 Orders and Laws. There shall not be in effect at or before the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal or imposing any condition on the consummation of the Agreement and any of the transactions contemplated hereby and no material Action shall have been commenced or threatened by any Governmental Body or other Person with respect to any of the transactions contemplated by the Agreement.

6.5 No Material Adverse Change. Since the date of this Agreement, no Material Adverse Effect as a result of any event or occurrence shall have occurred.

6.6 FDA License. The Buyer shall have received written FDA acknowledgment of the transfer to the Buyer of U.S. License number 1237.

6.7 Buyer's Frustration of Closing Conditions. The Buyer may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by the Buyer's failure to act in good faith or to use its reasonable efforts to cause the Closing to occur.

                                    ARTICLE 7

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                        SELLERS, ROYALTY AND SEROLOGICALS

         The obligations of Sellers, Royalty and Serologicals hereunder to consummate the Agreement and the transactions contemplated hereby are subject to the fulfillment, at or before the Closing, of each of the following conditions:

7.1 Regulatory Consents and Approvals. The applicable waiting period under the HSR Act and any other relevant antitrust statute shall have expired or been terminated. All consents from Governmental Bodies (other than in respect of HSR or state antitrust statutes) and all consents under contracts, if any, necessary to the sale and purchase of the Assets hereunder shall have been obtained, except for such consents the absence of which would not have a Material Adverse Effect.

7.2 Representations and Warranties. The representations and warranties of the Buyer shall be true and correct as of the date when made and as of the Closing Date, as though made at that time, except where the failure to be true would not have a material adverse effect on the Buyer's ability to consummate the transactions contemplated hereby, and the Sellers shall have received a certificate attesting thereto signed by a duly authorized officer of the Buyer.

7.3 Performance. Buyer shall have performed and complied in all material respects with each agreement, covenant, obligation and condition required by this Agreement to be so performed or complied with by Buyer at or before Closing.

7.4 Orders and Laws. There shall not be in effect at or before the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal or imposing any condition on the consummation of the Agreement and any of the transactions contemplated thereby and no material Action shall have been commenced or threatened by any Governmental Body or other Person with respect to any of the transactions contemplated by the Agreement.

7.5 Sellers' Frustration of Closing Conditions. The Sellers may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by the Sellers' failure to act in good faith or to use its reasonable efforts to cause the Closing to occur.

                                    ARTICLE 8

              TRANSACTIONS PENDING CLOSING OR EARLIER TERMINATION

8.1 HSR Filing. Each Seller, Royalty, Serologicals and Buyer shall, as promptly as practicable, but in no event later than ten (10) calendar days following the execution and delivery of this Agreement, submit the HSR Filing to the FTC or the DOJ, as appropriate and thereafter provide any supplemental information requested in connection therewith pursuant to the HSR Act and make any similar filing within, to the extent reasonably practicable, a similar time frame with any other Governmental Body for which such filing is required. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act or other applicable antitrust regulation. Each of the Sellers, Royalty, Serologicals and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or other applicable antitrust regulation. Each of the Sellers, Royalty, Serologicals and Buyer shall request early termination of the applicable waiting period under the HSR Act and any other applicable antitrust regulation; shall respond with reasonable diligence and dispatch to any request for additional information made in response to such filings or in information request made by any other Governmental Body; and shall keep each other apprized of any communications with, and inquiries or requests for additional information from the FTC, DOJ or any other Governmental Body and shall comply with any inquiry or request made thereby.

         Prior to the Closing, the Buyer and the Sellers shall cooperate with each other upon the request of the other, in any reasonable manner in connection with obtaining any such anti-trust approval; provided, however, that such cooperation shall not include any requirement of the Buyer or the Sellers or any of their respective Affiliates to commence or participate in any litigation or to take any action that would have a Material Adverse Effect for Sellers, or for Buyer a material adverse effect on the Buyer.

8.2 Access to Information. From the date hereof until the Closing Date (unless terminated earlier pursuant hereto), Buyer shall have access, upon reasonable notice and during normal business hours, to the personnel, offices, properties, books and records of Sellers; provided, however, that the Sellers shall not be obligated to provide the Buyer with any information relating to trade secrets or which would violate any law, rule or regulation or term of any Contract, or if the provisions thereof would adversely affect the ability of the Sellers or its Affiliates to assert attorney-client, attorney work product or other similar privilege. Any disclosure whatsoever during such investigation by Buyer shall not constitute an enlargement of existing representations or warranties or new representations or warranties of the Sellers beyond those specifically set forth in this Agreement.

8.3 Conduct of Business in Normal Course. Each Seller covenants and agrees, from the date hereof until the Closing Date (unless terminated earlier pursuant hereto or unless consented to in writing by Buyer (which consent shall not be unreasonably withheld)), to:

         (a) operate the Business in the ordinary course and in substantially the same manner as it has been operated in the past;

         (b) not sell any of the Assets except for sales from inventory in the ordinary course of business;

         (c) maintain the tangible Assets in working order, ordinary wear and tear excepted;

         (d) use its reasonable efforts to retain its employees consistent with past practices and maintain the Business consistent with past practices so that such employees will remain available to the Sellers on and after the Closing Date, and to maintain existing relationships with suppliers, customers and others having business dealings with the Sellers and otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

         (e) not enter into any contract that is material, nor permit any amendment or termination of any Contract, with respect to the Business of the Sellers;

         (f) keep in full force and effect insurance covering the Sellers, the Donor Centers, the Assets and the Business comparable to the amount and scope of coverage that is now maintained;

         (g) not merge with or into any other corporation or sell, assign, transfer, pledge or encumber any part of the Assets or agree to do any of the foregoing;

         (h) not, other than in the ordinary course or pursuant to the Retention Agreements, increase the salaries of, or make any bonus or similar payments to or establish or modify any Employee Benefit Plans for, any of the Transferred Employees or enter into or modify any employment, consulting or similar contracts with any such persons or agree to do any of the foregoing;

         (i) pay their accounts payable and collect their accounts receivable in the ordinary course of business consistent with past practice and not fail to pay or discharge when generally due any liabilities;

         (j) notify Buyer promptly of any material default, the threat or commencement of any material Action, or any material adverse development that occurs before the Closing;

         (k) comply in all material respects with all Regulations applicable to it and to the conduct of the Business; and

         (l) follow current practice by maintaining the elections with respect to Taxes concerning the Assets.

8.4 Further Assurances. Each of the parties hereto covenants and agrees, from the date hereof until the Closing Date (unless terminated earlier pursuant hereto), to use its reasonable commercial efforts and to cooperate with such other party so as to promptly satisfy the conditions precedent set forth in Articles 6 and 7 including, but not limited to, making the HSR Filing and receiving approval from the applicable Governmental Body(ies) in connection therewith.

8.5 No Solicitation. From the date hereof until the Closing Date (unless terminated earlier pursuant hereto), neither any Seller, Royalty nor Serologicals or its Affiliates or agents including, but not limited to, its attorneys or Bowles Hollowell Conner, shall discuss the sale of, offer to sell or consider entering into a purchase agreement concerning all or any of the Assets with any third party without the prior written consent of Buyer.

8.6 Notification of Certain Matters. Each party hereto agrees to give reasonable notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of or the failure to deliver any notice pursuant to this Section 8.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving or failing to receive such notice.

8.7 Serologicals and Royalty Conduct. Serologicals covenants and agrees, from the date hereof until the Closing Date (unless terminated earlier pursuant hereto or unless consented to in writing by Buyer (which consent shall not be unreasonably withheld)), to not permit the amendment or termination of the Alpha Contract. Royalty covenants and agrees, from the date hereof until the Closing Date (unless terminated earlier pursuant hereto or unless consented to in writing by Buyer (which consent shall not be unreasonably withheld)), to not sell or license any of the Assets set forth on Schedule 4.10.

                                   ARTICLE 9

                     POST-CLOSING COVENANTS AND OBLIGATIONS

9.1 Adequate Supply. Each Seller covenants and agrees that each Donor Center acquired hereunder shall have at least 14 calendar days of softgoods and other supplies on hand such that the Business at each Donor Center shall continue in the ordinary course at least for such 14 day period.

9.2      Employment with Buyer.

         (a) Unless set forth otherwise herein, Buyer shall offer employment, in a similar position with a reasonably comparable compensation package and in the same general geographic area, as of and effective upon the Closing to Sellers' Employees; provided, however, Buyer shall offer such employment only to such employees who present themselves to Buyer for employment within ten (10) days after the Closing or, if later, within ten (10) days after the expiration of any period of employment other than active employment, where they have the right to be reinstated to active employment under Law. Notwithstanding the previous sentence, however, Buyer shall have no obligation to offer employment to those of Sellers' Employees set forth on
                  Schedule 9.2(a). For any such individual who is not actively employed by Sellers immediately prior to Closing, such employment with Buyer shall be effective as of the date the individual returns to work, and each such individual shall thereupon be treated as if the individual were one of Sellers' Employees unless set forth otherwise herein.

         (b) Buyer shall be responsible for any severance benefits, available under a Severance Agreement to certain Transferred Employees, in the event Buyer terminates such Transferred Employee after forty-five (45) days from the Closing Date provided that such Transferred Employee is terminated no later than six (6) calendar months after the Closing Date.

         (c) Nothing in this Section 9.2 or in other provisions of this Agreement shall create any third party beneficiary rights in any Person who is not party to this Agreement.

9.3      Buyer's Benefit Plans.

         (a) Subject to the following terms and conditions, as of the Closing Date and for a period of one year thereafter, Buyer shall provide each Transferred Employee with the opportunity to participate in employee benefit plans that are, in the aggregate, comparable to the employee benefit plans made available to the Transferred Employee by the Sellers, Serologicals or an Affiliate that employed such individual immediately prior to the Closing Date. Such comparability shall be determined by Buyer in its reasonable discretion; provided, however, Buyer shall have no obligation to provide a Transferred Employee with the opportunity (other than rights to which a Transferred Employee is or would be entitled under such employee benefit plans or as otherwise required by law) to participate or continue to participate in such employee benefit plan in the event (i) the Transferred Employee is terminated by Buyer or Buyer's Affiliate or (ii) Buyer or Buyer's Affiliate sells, closes or otherwise disposes of any Donor Centers within such one year period after the Closing Date. In determining comparability, Buyer may disregard consideration of (i) any Employee Benefit Plan that is a stock purchase or stock option plan or any other Employee Benefit Plan that involves the acquisition of stock of any Seller or any ERISA Affiliate or (ii) any increase or improvement in the benefits available under an Employee Benefit Plan or change in a Transferred Employee's employment from one Seller to another that occurs, other than in the ordinary course of business, on or after the latest date prior to the date hereof on which Sellers or Serologicals furnished Buyer with information about any Employee Benefit Plan in connection with the purchase and sale contemplated by this Agreement.

         (b) Buyer may make benefits available to Transferred Employees through its existing plans, programs or contracts; or through plans, programs or contracts that it establishes for such purpose. Buyer may amend or terminate any employee benefit plan, programs or contracts that it makes available to Transferred Employees provided that such Transferred Employees are provided comparable benefits while employed during the first year following Closing.

         (c) With respect to any employee benefit plan that Buyer makes available to a Transferred Employee, the Transferred Employee shall be credited with service for his or her employment with any of the Sellers or with Serologicals or their predecessors, for purposes of: (i) eligibility to participate in such plan as a current employee of Buyer; and (ii) where applicable, vesting in a nonforfeitable interest in benefits under such plan. In addition, Buyer's plans shall waive any preexisting condition, limitation or exclusion under such plan. Sellers or Serologicals shall promptly furnish Buyer with any information reasonably available to it relating to service with respect to Buyer's credit for such purposes. Without limitation, Buyer shall award such past service credit for purposes of determining the right of each Transferred Employee with respect to sick leave, holiday or vacation pay under Buyer's plans. In consideration of the Purchase Price, Buyer shall also assume responsibility for any unused/unpaid vacation time, holiday or sick leave accrued by a Transferred Employee but shall be credited therefor in the Post-Closing Adjustment.

         (d) Each Transferred Employee who participates in the Serologicals Corporation 401(k) Plan shall cease to be entitled to direct or obtain contributions under such plan as of the Closing Date, but shall be eligible to participate in a cash or deferred arrangement sponsored by Buyer that is qualified under section 401(a) of the Code to the extent that such employee satisfies the age, service, and other general requirements for participation in such plan, taking into account such credit for eligibility in such plan for past service with the Sellers or their predecessors. After the Closing Date, Sellers and Serologicals shall permit each such Transferred Employee to receive distribution of his account balance under the Serologicals Corporation 401(k) Plan and Buyer's cash or deferred arrangement shall, to the extent permitted by Law, accept amounts distributed from Sellers' Plan that qualify as eligible rollover distributions within the meaning of section 401(f)(2)(A) of the Code.

9.4      Sellers' and Serologicals' Employment Matters.

         (a) Each Seller and Serologicals covenant that, with respect to Actions for workers' compensations and all Actions under employee benefit plans by persons working for the Business arising out of events occurring prior to the Closing, whether reported or unreported as of the Closing and whether insured or uninsured (including, but not limited to, workers' compensation, life insurance, medical and disability programs), Seller shall, at its own expense, honor or cause the applicable insurance carriers, trustees, or other payors to honor such claims in accordance with the terms and conditions of such employee benefit plan or applicable workers' compensation statutes.

         (b) Sellers shall pay all wages, compensation and salaries due to Sellers' Employees in compliance with law for services rendered through the close of business on the Closing Date and terminate the employment of Sellers' Employees as of the Closing Date. Seller shall give all notices, make all filings, make any and all payments and otherwise comply with all applicable provisions of the Worker Adjustment Retraining and Notification Act ("WARN") and any similar state statutes with respect to plant closings or layoffs and the attendant termination of Sellers' Employees as of the Closing Date. Each Seller further agrees that it shall be liable for such compliance and, pursuant to Section 11.1, shall indemnify and hold Buyer harmless for all obligations, costs or expenses for liability under WARN and any such similar state laws with respect to the actions taken on or prior to the Closing Date. Similarly, Buyer agrees to indemnify and hold Sellers and their Affiliates harmless for all obligations, costs or expenses for liability under WARN and any such similar state laws with respect to any actions taken after the Closing Date.

         (c) Sellers and Serologicals shall be fully responsible for the severance benefits, if any, owed to a terminated employee who is not a Transferred Employee and Sellers and Serologicals shall be fully responsible for the severance benefits, if any, of a Transferred Employee who executed a Severance Agreement and whom Buyer terminates within such Transferred Employee's first forty-five (45) day period of employment from the Closing Date. Buyer shall, promptly upon any such termination, furnish to Sellers documentation relating to the date and reason given for such termination to the extent permitted by applicable law.

9.5      Intentionally omitted.

9.6      Cooperation After Closing.

         (a) Promptly following Closing and for a period of no less than one (1) year after Closing, each Seller, Royalty and Serologicals shall execute, at Sellers', Royalty's or Serologicals' sole costs and expense, such additional documents as Buyer may reasonably request to properly vest or confirm the proper vesting in Buyer of the Assets on the terms hereof.

         (b) If either party shall receive any such monies belonging to the other, it shall hold all such monies in trust for the sole benefit of the other. Within five business days after receipt thereof, the receiving party shall cause the transfer and delivery to the other of any monies or other property which the receiving party may receive after the Closing Date in payment of monies payable in respect of the others' assets.

9.7 Announcements. The parties agree that each may issue a press release concerning the transactions contemplated hereby after providing such press release to the other party.

9.8 Licenses. Buyer shall use its best efforts to obtain the necessary licenses to operate the Donor Centers in accordance with Law.

9.9 Donor Centers. Each Seller agrees that, immediately after the Closing Date, such Seller shall cease forever using the names of its respective Donor Centers and Seramed, Nations and Allied will cooperate fully with the Buyer in preparing all filings and forms transferring the rights to use and own the corporate names Seramed, Inc., Nations Biologics, Inc. and Allied Plasma Products, Inc. to Buyer.

9.10 Cooperation and Records Retention. Each Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Tax return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Sellers shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax returns, supporting work schedules and other records or information which may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Each party shall have the right, at its own expense, to control any audit or determination by any authority, initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period for which that party is charged with responsibility for filing a Tax Return under this Agreement; provided, however, that the Sellers, on the one hand, or the Buyer, on the other, shall not have the right to agree to any assessment, deficiency, settlement, or other adjustment or proposed adjustment of Taxes that would adversely affect the interests of the other without such other party's written consent, which consent shall not be unreasonably withheld. The Sellers shall notify the Buyer, and the Buyer shall notify the Sellers, as the case may be, if any taxing authority shall, upon audit or otherwise, propose in writing an adjustment to tax items which could give rise to a claim against either party.

9.11 Books and Records; Personnel. For a period of ten and one-half years from the Closing Date (or such longer period as is necessary to comply with regulations of the FDA and other Governmental Bodies in effect from time to time):

         (a) The Buyer shall maintain in accordance with applicable law, and shall not dispose of or destroy, any of the books and records (including regulatory records, donor records and permanent deferrals) of the Sellers' relating to periods prior to the Closing ("Books and Records") without first offering to turn over possession thereof to the Sellers by written notice to the Sellers at least 30 days prior to the proposed date of such disposition or destruction.

         (b) The Buyer shall allow the Sellers, Serologicals and their representatives reasonable access to all Books and Records during normal working hours at the Buyer's principal place of business or at any location where any Books and Records are stored, and each Seller, Serologicals and their representatives shall have the right, at its own expense, to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Buyer's business.

         (c) The Buyer shall make available to each Seller upon written request (i) copies of any Books and Records, (ii) the Buyer's personnel to assist such Seller in locating and obtaining any Books and Records, and (iii) any of the Buyer's personnel whose assistance or participation is reasonably required by such Seller or any of its affiliates in anticipation of, or preparation for, existing or future litigation, Tax Returns, regulatory filings, inquiries, customer requests or other matters in which such Seller or any of its affiliates is involved. Each Seller shall reimburse the Buyer for the reasonable out-of-pocket expenses incurred by any of them in performing the covenants contained in this Section 9.11.

                                   ARTICLE 10

                                   TERMINATION

10.1 Termination Events. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by the written consent of Buyer and Serologicals (acting for itself and on behalf of Sellers and Royalty);

         (b) by Buyer, any Seller, Royalty or Serologicals in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if there shall have been a breach by (x) Buyer in any material respect (in the event of termination by any Seller, Royalty or Serologicals) or (y) any Seller, Royalty or Serologicals in any material respect (in the event of termination by Buyer), of any of its representations, warranties, covenants or agreements contained herein and such breach is not cured to the non-breaching party's reasonable satisfaction within thirty (30) days of providing notice of such breach.

         (c) by Buyer, any Seller, Royalty or Serologicals in writing if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 2000, or such later date as the parties may agree upon.

10.2     Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 4.16(b), 5.5, 10.2, 13.1, 13.6, 13.7 and 13.9 will survive; provided, however, that if this Agreement is terminated by a party pursuant to 10.1(b) by reason of a breach of a non-terminating party's representations, warranties, covenants or agreements contained herein, then the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE 11

                                INDEMNIFICATION

11.1 Sellers' and Serologicals' Indemnification. Each Seller and Serologicals shall, jointly and severally, promptly and fully, indemnify, defend and save harmless Buyer and Buyer's Affiliates and its and their respective directors, officers and employees and its and their employee benefit plans (collectively, the "Buyer Group") from, against, for and in respect of any Losses and Related Expenses to the extent made against, incurred or required to be paid by any member(s) of Buyer Group to the extent arising out of or relating to:

                  (i) any representation or warranty made herein by a Seller, Royalty or Serologicals being untrue in any respect;

                  (ii) the breach or non-fulfillment of any covenant, obligation or agreement made by a Seller, Royalty or Serologicals herein or in any document contemplated hereby;

                  (iii) the failure of a Seller, Royalty or Serologicals to comply with, perform or observe any other term, provision or condition applicable to a Seller, Royalty or Serologicals contained in this Agreement or any document contemplated hereby;

                  (iv) Donor Actions where the acts giving rise to the Action occurred on or before the Closing Date; or

                  (v)      Retained Liabilities.

11.2 Buyer's Indemnification. Buyer shall, promptly and fully, indemnify, defend and save harmless each Seller, Royalty, Serologicals, their Affiliates and their respective directors, officers, and employees (collectively, the "Seller Group") from, against, for and in respect of any Losses and Related Expenses to the extent made against, incurred or required to be paid by any member(s) of the Seller Group to the extent arising out of or relating to:

                  (i) any representation or warranty made herein by Buyer being untrue in any respect;

                  (ii) the breach or non-fulfillment of any covenant, obligation or agreement made by Buyer herein or in any document contemplated hereby;

                  (iii) the failure of Buyer to comply with, perform or observe any other term, provision or condition applicable to Buyer contained in this Agreement or any document contemplated hereby; or

                  (iv)     Assumed Liabilities.

11.3 Indemnification Threshold and Cap. No claim may be made against Serologicals, Royalty or any Seller for indemnification pursuant to this Article 11 with respect to any individual Loss, unless the aggregate of all such Losses under this Article 11 shall exceed $600,000 (the "Basket"), in which case the Buyer shall be entitled to indemnification of its Losses in excess thereof; provided, however, that with respect to Special Losses in the first 100 calendar days following the Closing Date (the "Special Indemnification Period") solely arising from breaches of the representations or warranties in Sections 4.11 or 4.13, the Basket shall be $500,000 (the "Special Basket") and, provided, further that once Special Losses during the Special Indemnification Period solely arising from breaches of the representations or warranties in Sections 4.11 or
4.13 exceed the Special Basket, Serologicals and the Sellers indemnification obligations hereunder shall extend back to any Special Losses in excess of $250,000 arising solely from breaches of Sections 4.11 or 4.13. In addition, no Seller, Royalty or Serologicals shall be liable for an individual claim under this Article 11 that does not exceed $15,000 during the Special Indemnification Period or $25,000 thereafter. The indemnification provisions of this Article 11 shall be effective against Serologicals and the Sellers only until the dollar amount paid by Serologicals and the Sellers in respect of the Losses indemnified hereunder (including any payment made during or with respect to the Special Indemnification Period for Special Losses) aggregates $6,000,000; provided however, that such indemnification provisions shall be effective against Serologicals and the Sellers in the amount of an additional $4,000,000 with respect to environmental matters; it being understood and agreed that the maximum aggregate liability of Serologicals and the Sellers under the indemnification provisions of Article 11 shall not exceed $10,000,000. Notwithstanding the foregoing, the indemnification provisions of this Article 11 shall be effective against Serologicals and the Sellers during the Special Indemnification Period solely with respect to Special Losses solely arising from breaches of the representations or warranties in Sections 4.11 or 4.13 only until the dollar amount paid by Serologicals and the Sellers aggregates $2,000,000. For the purposes of this Article 11, in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any tax benefit to the Buyer and (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment payable by any third party with respect thereto. Notwithstanding the foregoing provisions of this Section 11.3, claims against Serologicals or any Seller with respect to
Section 11.1(iv) Section 11.1 (v) are not subject to the provisions of this
Section 11.3.

11.4 Defense of Claim. Each of the parties hereto (and their successors) agrees to render to the other parties such assistance as they may reasonably require and to cooperate in good faith with the other parties in order to ensure the proper and adequate defense of any claim, action, suit or proceeding brought by any third party relating to this Agreement.

11.5 Procedures. In no case shall an indemnifying party be liable for Losses or Related Expenses unless it shall be notified by the indemnified party, in accordance with Section 13.1, of the written assertion of a claim by the indemnified party or of any third party action commenced against the indemnified party reasonably promptly after the indemnified party shall have been served with the summons or other first legal process giving information as to the nature and basis of the third party Action; provided, that no delay in notifying an indemnifying party shall excuse such indemnifying party from its obligations hereunder unless such delay has materially and adversely affected such indemnifying party's legal rights with respect to which indemnity is sought; provided, further, that a notification to Serologicals for indemnification shall be deemed a notice to Serologicals and to any and all of the Sellers. Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses, or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding, or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel in writing (a copy of which shall be delivered to the indemnifying party) that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party. (In that case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding of behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels). The indemnifying party shall not be liable for any settlement of any such action or proceeding effected without its written consent.

11.6 Insurance. Buyer, Sellers and Serologicals shall each maintain insurance with coverage and limits consistent with past practices until the third anniversary of the Closing Date.

11.7 Exclusive Remedy. The remedies provided for in this Article 11 shall be the sole and exclusive remedy available to the parties hereto; provided, however, that each party retains the right to sue the other for fraud or wilful misconduct.

11.8 Subrogation. Upon making any payment to an indemnitee for any indemnification claim pursuant to this Article 11, the indemnitor shall be subrogated, to the extent of such payment, to any rights which the indemnitee may have against any other parties with respect to the subject matter underlying such indemnification claim.

11.9 Future Operation of Business. Notwithstanding anything to the contrary in this Agreement, neither Serologicals, Royalty nor the Sellers shall be liable for any act, omission, circumstance or condition relating to the operation or ownership of the Business or the real estate on which the Business operates, that first occurs or arises after the Closing or resulting from the Buyer's failure, or the failure of any of its properties, to comply with applicable law, including, without limitation, Environmental Laws, after the Closing even if the Assets are owned or operated after the Closing in the manner owned or operated prior to Closing.

                                   ARTICLE 12

            SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES

12.1 Survival of Representations, Warranties and Indemnities. Notwithstanding any right of Buyer (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other parties contained in this Agreement, each party has the right to rely fully upon the representations, warranties, covenants, post-closing obligations and indemnities of the others contained in this Agreement. The representations, warranties, covenants, post-closing obligations and indemnities of all parties contained in this Agreement will survive the Closing for twenty-four months; provided, however, any representations, warranties, covenants, post-closing obligations and indemnities relating in any manner to or otherwise concerning (x) Taxes shall remain in effect for the applicable statute of limitations, (y) valid transfer of the Assets shall remain in effect forever and (z) environmental matters shall remain in effect for sixty months.

                                   ARTICLE 13

                                 MISCELLANEOUS

13.1     Notices.

         (a) All communications under this Agreement shall be sent or given in accordance with Section 13.1(b) to the following:

                  to Buyer:

                           AVENTIS BIO-SERVICES, INC.
                           1020 First Avenue
                           King of Prussia, Pennsylvania 19406
                           Attn: Senior Vice President and General Manager

                  with a copy to:

                           AVENTIS BEHRING L.L.C.
                           Legal Department
                           1020 First Avenue
                           King of Prussia, Pennsylvania 19406
                           Attn: General Counsel

                  To Sellers, Royalty or Serologicals:

                           SEROLOGICALS CORPORATION
                           780 Park North Boulevard, Suite 110
                           Clarkston, Georgia 30021
                           Attn: Peter J. Pizzo, III
                  with a copy to:

                           Swidler Berlin Shereff Friedman, LLP
                           405 Lexington Avenue
                           New York, New York 10174
                           Attn: David S. Rosenthal, Esq.

                  or at such other address as such party may have furnished in writing to each other party hereto.

         (b) Any notice shall be deemed to have been duly given when delivered by hand, if personally delivered, on the next business day after receipt reflecting delivery to the overnight courier, if delivered by overnight courier, two calendar days after being deposited in the mail, postage prepaid, if delivered by mail, and upon completion of confirmed facsimile transmission, if sent by facsimile.

13.2 Legal Fees. In the event of litigation or arbitration, the prevailing party shall be entitled to recover all costs incurred in connection with the litigation including, without limitation, reasonable attorneys' fees and expenses and court costs. In any proceeding, any party shall be entitled to seek and obtain specific performance of each of the covenants or agreements of any other party.

13.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however, no party may assign in whole or in part any right or obligation under this Agreement without the consent of all other parties hereto unless such assignment is to an Affiliate.

13.4 Amendment and Waiver. This Agreement may be amended only in writing and with the express written consent of all of the parties hereto. No waiver of any term of this Agreement shall be binding unless executed in writing by the party sought to be charged therewith. No failure or delay on the part of a party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be deemed to be a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.5 Invalidity. The invalidation of any of the provisions of this Agreement shall not affect the validity of any other provision hereof. If any provision is declared to be invalid, then this Agreement shall be deemed not to have contained such provision and the balance of this Agreement shall continue unaffected thereby. By this clause, the parties shall not be deemed to have intentionally included any invalid provision.

13.6     Confidentiality.

         (a) All Confidential Information, whether or not complete, accurate or reliable, shall be and remain the property of the originating or providing party. In the event the transactions contemplated hereby are not consummated, Buyer will not, and will cause its affiliates not to, for a period of two years after the date hereof, employ or attempt to employ or divert any employee of any Seller or any of their respective Affiliates.

         (b) Subject to Section 9.7, the parties shall maintain the terms, conditions and existence of this Agreement in confidence and shall not disclose the terms and conditions to third parties unless and to the extent required by applicable Laws or court order. A disclosing party shall, at the time of making such disclosure, provide the other party with a complete copy of its contents.

         (c) In the event of a breach or threatened breach by a party of a covenant set forth in this Section 13.6, the non-breaching party shall be entitled to seek an injunction restraining the breaching party from any use or disclosure of Confidential Information, but such injunction shall not be deemed to be the exclusive remedy available for such breach or threatened breach.

         (d) The provisions of this Section 13.6 shall be in addition to the provisions of the Confidentiality Agreement which Confidentiality Agreement shall survive the execution of this Agreement. In the event of any conflict between the provisions of this Section 13.6 and the provisions of the Confidentiality Agreement, the provisions of this Section 13.6 shall govern.

13.7 Applicable Law; Forum. All matters pertaining to the validity, construction and effect of this Agreement shall be governed by the law of the State of New York without regard to conflict of laws principles thereof. Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any federal court sitting in the City of New York, New York, or if such jurisdiction is unavailable, the courts of the State of New York, for purposes of any suit, action or other proceeding arising out of this Agreement (and agrees not to commence any action, suit or proceeding relating hereto except in such courts). Each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail at its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, which is brought by or against it, in any federal court sitting in the State of New York, or if such jurisdiction is unavailable, the courts of the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.8 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be an original and all of which together shall constitute one and the same instrument.

13.9 Expenses. Each of the parties hereto shall bear the expenses separately incurred by it in connection herewith relating to services of legal counsel and accountants and to travel and all other expenses incurred in connection herewith; provided, however, that nothing contained in this Section 13.9 shall relieve any party hereto of any liability which it may have or incur for any misrepresentation or breach of warranty made by it herein or for any failure by it to perform any obligation created hereby or to comply with any covenant or agreement made in accordance herewith.

13.10 Headings. The headings in this Agreement and the Schedules hereto are inserted for convenience of reference only and shall not be a part of or affect the meaning of this Agreement.

13.11 Good Faith. The parties shall use good faith in performing this Agreement and the transactions contemplated thereby.

13.12 Entire Agreement. This Agreement and the Related Agreements, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

13.13 Knowledge of Seller. References herein to the Sellers' knowledge shall mean the actual knowledge of Desmond H. O'Connell, Jr., Peter J. Pizzo, III, P. Anne Hoppe, Richard Devoll, Jeff Robinson, Charles P. Harrison (with respect to knowledge during his period of employment by Serologicals or its Affiliates), Timm M. Hurst (with respect to knowledge during his period of employment by Serologicals or its Affiliates) and the other persons listed on Schedule 13.13 (which shall include all regional managers of the Business as of the Closing
Date).

13.14    Knowledge of Buyer. References herein to the Buyer's knowledge in
Section 5.6 shall mean the actual knowledge of John Carlisle, Edwin L. Harless and Eric F. Segal.

         IN WITNESS WHEREOF, the parties hereto, through their duly authorized representative, execute this Asset Purchase and Sale Agreement as of the day set forth above.

SERAMED, INC.
ALLIED PLASMA PRODUCTS, INC.
NATIONS BIOLOGICS, INC.
ALAMEDA PLASMA CENTER, INC.
MBW ENTERPRISES, INC.
AMERICAN BIOLOGICS, INC.
BLOOMINGTON PLASMA, INC.
NATIONAL BIOLOGICALS, INC.
SERONAT PLASMA, INC.
SOUTHEASTERN BIOLOGICS, INC.
PLASMA MANAGEMENT, INC.
SIMI BIOLOGICAL RESOURCES, INC.
SEROLOGICALS CORPORATION


By:               /s/ Peter J. Pizzo, III
                  -------------------------
Name:             Peter J. Pizzo, III
                  -------------------------
Title:            Vice-President
                  -------------------------

AVENTIS BIO-SERVICES, INC.


By:               /s/ E. L. Harless
                  -------------------------
Name:             E. L. Harless
                  -------------------------
Title:            President
                  -------------------------


By:               /s/ Eric Segal
                  -------------------------
Name:             Eric Segal
                  -------------------------
Title:            Controller
                  -------------------------

SEROLOGICALS ROYALTY COMPANY


By:               /s/ Peter J. Pizzo, III
                  -------------------------
Name:             Peter J. Pizzo, III
                  -------------------------
Title:            President
                  -------------------------